Exhibit 99.1

RELEASE:  IMMEDIATE

GETTY REALTY CORP.
PROVIDES UPDATE REGARDING
GETTY PETROLEUM MARKETING INC.
AND
ANNOUNCES
REGULAR QUARTERLY STOCK DIVIDEND

JERICHO, NY, March 7, 2011 – Getty Realty Corp. (NYSE-GTY) (the “Company”) announced that the full monthly rental payment due under the Master Lease on March 1, 2011 was received from Getty Petroleum Marketing Inc. (“Marketing”) today. In addition, Getty reported that it met with and has commenced discussions with the new management of Marketing. On March 2, 2011, Lukoil Americas Corporation, a subsidiary of OAO LUKoil, announced the sale of Marketing, its subsidiary, to Cambridge Petroleum Holding Inc.  The Company cannot provide any assurance that Marketing will meet its rental, environmental or other obligations under the Master Lease with the Company in the future.

Getty also announced that at the Board of Directors meeting held today the Directors declared a quarterly Common Stock dividend in the amount of $0.48 per share payable on April 14, 2011 to holders of record on March 31, 2011.

For more information on the risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent filings under the Securities Exchange Act of 1934, as amended and the Company’s other filings made with the Securities and Exchange Commission.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of retail motor fuel and convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,110 properties nationwide.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact:	Thomas J. Stirnweis (516) 478-5403